Exhibit 19.01

TRADING AND MNPI STANDARD FOR CITI SECURITIES
Summary
The Trading and MNPI Standard for Citi Securities (this "Standard") sets forth Citi’s policies, practices and procedures specifically applicable to trading in Citi securities by employees and officers, including those within the Personal Trading and Investment Policy and the Insider Trading Policy, which sets forth Citi's key requirements and structure necessary to establish the appropriate handling of Material Nonpublic information (MNPI), to protect client-sensitive data, conduct personal trading activities and avoid violating securities laws and/or internal policies covering Insider Trading.

Scope	This Standard applies to Citigroup Inc. and its consolidated subsidiaries, including Citibank, N.A., subject to local laws and regulations.
Target Audience	The target audience for this standard is all Citi employees, Citi Access Persons, and their related persons
Key Changes Since Last Version	N/A
Owner Group	Independent Compliance Risk Management (ICRM)
Replaces
Parent Document and Child Document(s)	DOC-8792 Personal Trading and Investment Policy DOC-8811 Insider Trading Policy
Risk Category	L0: Operational, Compliance and Conduct Risk	L1: Market Practices Risk	L2: Insider Trading Risk

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TABLE OF CONTENTS
1 OVERVIEW	3
1.1 INTRODUCTION AND OBJECTIVES	3
1.2 DISPENSATIONS AND WAIVERS	3
1.3 EFFECTIVE DATE / TRANSITION PERIOD	3
2 GOVERNANCE	3
2.1 BOARD APPROVAL	3
2.2 GOVERNANCE COMMITTEES	3
3 STANDARD PROVISIONS	3
3.1 UNDERSTANDING HOW CITI INFORMATION IS CLASSIFIED	3
3.2 HOW TO PROPERLY HANDLE CITI MNPI	6
3.3 RESTRICTIONS ON THE USE OF CITI MNPI	6
3.4 PERSONAL TRADING REQUIREMENTS FOR CITI SECURITIES	7
4 EXECUTION ASSESSMENT	9
4.1 RISK MANAGEMENT & MANAGER'S CONTROL ASSESSMENT (“MCA”)	9
4.2 BREACH REPORTING AND ESCALATION	9
4.3 DATA GOVERNANCE	9
4.4 TRAINING	10
5 ROLES & RESPONSIBILITIES	10
5.1 RISK ACCOUNTABLE RESPONSIBILITIES	10
5.2 SECOND LINE OF DEFENSE	11
6 REFERENCED POLICY DOCUMENTS	12

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1 OVERVIEW
1.1 INTRODUCTION AND OBJECTIVES
1.1.1 This Standard sets forth Citi’s policies, practices and procedures specifically applicable to trading in Citi securities by employees and officers, including those within the Personal Trading and Investment Policy and Insider Trading Policy, which sets forth Citi's key requirements and structure necessary to establish the appropriate handling of Material Nonpublic information (MNPI), to protect client-sensitive data, conduct personal trading activities and avoid violating securities laws and/or internal policies covering Insider Trading.
1.2 DISPENSATIONS AND WAIVERS
1.2.1 Dispensations and Waivers should be requested and approved in only exceptional circumstances. Absent such circumstances, employees are obligated to be in full compliance with all Policy Documents. Dispensations and Waivers must be approved and documented in accordance with the requirements set forth in the Policy Governance Standard.
1.3 EFFECTIVE DATE / TRANSITION PERIOD
1.3.1 This Standard is effective immediately.

2 GOVERNANCE
2.1 BOARD APPROVAL
This Standard does not require approval by the Board of Directors, or subcommittees of the Board of Directors, of Citigroup Inc. and Citibank N.A. However, notice of its issuance and any subsequent revisions may be reported to the Board at the request of the Board or Citi Management. Subsidiary Board approvals may be required in local jurisdictions, or by other legal entities.
2.2 GOVERNANCE COMMITTEES
2.2.1 The relevant governance committee for this Standard is the governance committee for the Risk Categories on the cover page. The mapping of the Risk Categories to governance committee hierarchies is detailed in the Citi Governance Policy.

3 STANDARD PROVISIONS
3.1 UNDERSTANDING HOW CITI INFORMATION IS CLASSIFIED
3.1.1 All employees must understand if the information they have on Citi would be considered MNPI.

3.1.2    Material Nonpublic Information, or MNPI, has slightly different definitions in each jurisdiction. It may also be referred to as Inside Information or Unpublished Price Sensitive Information. In this Standard, the term MNPI is used to collectively refer to all of these terms, as applicable.

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3.1.2.1 Material Nonpublic Information (MNPI): At a high-level, MNPI is information about an Issuer that has not been disclosed to the public where:
• there is a substantial likelihood that a reasonable investor would consider the information important in determining whether or not to trade in a security; or
• the information, if made public, likely would affect the market price of an Issuer’s securities.
Information can relate to current, future, speculative or contingent events Examples of information that can be considered material are:
• Earnings announcements including estimates, changes to previously released earnings information, significant dividend changes, write- downs and additions to reserves for bad debts;
• Expansion or curtailment of operations; New products, inventions, discoveries;
• Major litigations;
• Possible acquisitions, divestitures or joint ventures;
• Changes in research recommendations or debt ratings; Restructuring or recapitalizations;
• Unannounced government action related to Citi; Anticipated public offerings of securities;
• Extraordinary management developments;
• Extraordinary borrowing or liquidity problems;
• Confidential information obtained from a prospective borrower or in connection with underwriting or deal activity; and
• Significant operational system disruptions or cybersecurity incidents
3.1.2.2 Inside Information: In the European Union (EU) /United Kingdom (UK), the MNPI equivalent is referred to as Inside Information under the EU Market Abuse Regulation and its UK equivalent (together “MAR”) and there is a lower benchmark than MNPI for information to be considered inside information. Inside information is defined as information which:
• has not been made public
• is of a precise nature. This means that it indicates a set of circumstances which exists or which may reasonably be expected to come into existence, or an event which has occurred or which may reasonably be expected to occur, where it is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the prices of the financial instruments; and
• a reasonable investor would be likely to use as part of the basis of their investment decision. This standard is not based on materiality; such information is considered inside information even if the information would not move the price of the relevant financial instruments in any significant way has not been made public
This definition can also apply outside of the EU/UK, in situations involving Issuers with any securities traded on EU/UK venues. Some other jurisdictions also use similar definitions.
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3.1.2.3 Unpublished Price Sensitive Information: In India, the MNPI equivalent is referred to as Unpublished Price Sensitive Information (“UPSI”). UPSI is information relating to an Issuer or its securities, directly or indirectly, that is not generally available, which upon becoming generally available is likely to materially affect the price of the securities.
3.1.3 Information is considered public if:
3.1.3.1 It has been publicly disseminated by Citi, and
3.1.3.2 In some jurisdictions, sufficient time must also have passed for the information to be absorbed by the public. Although there is no fixed time period as to how long it takes for the public to absorb information, the time period can be influenced by the liquidity of the security and the nature of the information. The concept of market absorption does not apply to the definition of inside information in the EU/UK.
3.1.3.3 For Citi released information, employees must rely only upon officially released information rather than other sources. It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. A news article reporting speculation or rumor, even if true, is not the same as direct disclosure of facts by Citi or other related party. Accordingly, you must treat information in such reports as nonpublic until Citi or related party has made a public disclosure.
3.1.3.4 Examples of information that is deemed public are
• Public filings with securities regulators;
• Citi press releases;
• Disclosure of the information by Citi in financial media;
• Meetings, webcasts or conference calls where members of the press and the public are invited to attend; and
• Information contained in proxy statements and prospectuses.
3.1.4 Individuals designated as a Citi Access Person
3.1.4.1 Citi Access Persons are individuals with access to MNPI about Citi who fall into one of the defined categories below, and their Related Persons:
• All direct reports to the Citi CEO and their direct reports (i.e. all employees one level down and two levels down from the Citi CEO in the reporting hierarchy).
• Any person who has been designated a Section 16 officer of Citigroup Inc. for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.
• Any person who has been designated by their business/functional head or appointed representative or designated by another Access Person; and
• Any person who, in the normal course of his or her daily business activities, has been granted access to Citi systems or distribution lists that contain Citi MNPI
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• Other individuals (such as temporary employees or interns) who require regular access to Citi MNPI as part of their job responsibilities at Citi, unless there are regulatory or other restrictions preventing them from becoming Citi Access Persons, or the individual is a consultant, contractor, secondee or other temporary employee from a third party firm that has an appropriate agreement in place to ensure the individual maintains confidentiality obligations and any relevant securities trading restrictions are in place, as deemed appropriate.
3.1.4.2 Related Persons are defined as the spouse, domestic partner, and any minor children of the Citi Access Person; any individual with whom a Citi Access Person jointly owns or controls covered accounts; or any other individual with whom the Citi Access Person regularly discusses, directs or influences investment decisions
3.1.4.3 Individuals can check their designation within Compliance For You
3.2 HOW TO PROPERLY HANDLE CITI MNPI
3.2.1 Employees are prohibited from inappropriately accessing or disseminating MNPI to any other person, within Citi or externally, unless that person has a valid “Need to Know” the information.
3.2.2 Contact the ICRM Control Group, Compliance Officer, and/or local or Chief Legal Officer immediately if you:
• receive Citi MNPI that was sent to you in error or is not necessary to perform your job;
• receive information and are unsure if it falls within the definition of Citi MNPI;
• receive information that, if released, may compromise a fiduciary duty or obligation; or
• are unsure if the information you have received is Citi MNPI.
3.3 RESTRICTIONS ON THE USE OF CITI MNPI
3.3.1 Trading restrictions
3.3.1.1 Citi employees are prohibited from trading Citi securities (including, but not limited to, equity securities, convertible securities, corporate debt, derivatives and single stock futures) while in possession of MNPI. This prohibition also applies to transactions for any Citi account, client account, employee account or other account over which the employee has investment discretion.
3.3.1.2 All Citi Access Persons are prohibited from transacting in Citi securities or related derivatives during the Blackout Period leading up to the Firm’s quarterly earning announcements.
• The Blackout Period will begin on March 1st, June 1st, September 1st, and December 1st every quarter. The restriction will end 24 hours after Citi’s earnings are released for each quarter
• The exercising of expiring employee stock options to acquire Citi’s stock that involves the full cash purchase of the shares as well as cash payment to cover any tax liability or other costs are permissible during the Blackout restriction.
• Citi Access will receive email announcements concerning the initiation and termination of the Blackout Period.
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3.3.2 Restricted Citi transactions for Citi Access Persons
3.3.2.1 Citi Access Persons are permitted to trade in Citi securities for investment purposes only and may not engage in the below prohibited transactions in Citi securities and related derivatives.
• Short sales (other than short sales against the box),
• Sales of naked calls,
• Purchases of puts (unless as part of a strategy to hedge),
• Speculative option strategies (i.e., straddles, combinations, spreads) where there is no underlying position in Citi’s securities that would enable the Covered Person to effect delivery upon exercise of the option,
• Good-Till-Cancelled (GTC) or Stop Loss orders,
• Hedging in any manner (other than currency hedges) of unvested restricted stock or deferred stock awarded under the Capital Accumulation Program and
• any other transaction which would benefit from a decline in the value of a Citi security
3.3.2.2 Citi’s Executive Management Team members and Section 16 officers are not permitted to obtain loans secured by Citigroup stock, whether at a Citi affiliated or non-Citi affiliated broker dealer, bank or other lender
3.3.2.3 Section 16 officers are not permitted to enter into hedging transactions in respect of Citi securities and related derivatives, including securities granted by Citi to the Section 16 Officer as part of his or her compensation and securities purchased or acquired by the Section 16 Officer in a non-compensatory transaction
3.3.3 Tipping Restrictions
3.3.3.1 Sharing Citi MNPI improperly with another person who can misuse it can be considered “tipping,” which is prohibited under this Policy and applicable laws. There may be liability for tipping even if no trading occurs.
3.4 PERSONAL TRADING REQUIREMENTS FOR CITI SECURITIES
3.4.1 Disclose Accounts
3.4.1.1 Citi Access Persons will be requested by ICRM to disclose all reportable accounts within CoFY once they join the Firm as a Citi Access Person or are newly classified as a Citi Access Person. The initial disclosure must be completed within 30 days.
3.4.1.2 A reportable account is capable of trading or maintaining individual securities, derivatives, or futures.
3.4.1.3 Any account in which a Citi Access Person has the power, either directly or indirectly, to affect or influence transactional decisions regarding individual securities, derivatives, or futures is considered a Covered Account.
3.4.1.4 Any account in which Covered Person does NOT have the power, either directly or indirectly, to affect or influence trading or investment decisions (i.e. fully managed) regarding individual securities, derivatives, or futures is considered a Passive Account. ICRM will consider an account to be a Passive Account if:
• The account is managed by a registered investment advisor or a fiduciary authorized by the Office of the Comptroller of the Currency in the U.S. or the equivalent under non-U.S. law, where applicable;
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• No communication between the investment advisor and Covered Persons regarding an investment decision is permitted prior to execution;
• Unsolicited orders by a Covered Person are not permitted to be accepted; and
• If the account is not maintained by a Citi entity, ICRM may require the investment advisor to certify, in writing, that the conditions in (a), (b), and (c) have been met
3.4.1.5 Citi Access Persons must also disclose and obtain approval before opening any new reportable accounts.
3.4.1.6 Citi Access Persons in countries where Citi has established an Electronic Broker Program must maintain their Covered Accounts with an electronic broker or a Citi broker. The Citi Electronic Broker Program currently includes any account in which Citi receives electronic trade data.
3.4.2 Provide Statements/Confirmations
3.4.2.1 Covered Accounts with an electronic broker or a Citi broker providing electronic feeds do not require upload of statement copies to CoFY, except for the initial time period between the account becoming covered and when it is added to the electronic broker feed, or any other time period (as advised by ICRM) when the electronic broker does not provide the required data via electronic feed.
3.4.2.2 Citi Access Persons with Covered Accounts approved outside of Citi or an electronic broker must provide ICRM with statements for these accounts. ICRM will request the Citi Access person to upload a copy of the statement/trade confirmation directly into CoFY. If CoFY is unavailable the statement/trade confirmation will be provided directly to ICRM.
3.4.2.3 In countries where privacy laws, local regulations, or the local practice of brokers prevent ICRM from obtaining such information, Citi Access Persons must attest at least annually, or on a more frequent basis if directed by ICRM, to any trade activity.
3.4.3 Preclearance of Citi trades
3.4.3.1 Citi Access Persons must obtain preclearance prior to trading or committing to trade in any Citi security or related derivative including transactions made by Related Persons, including the below:
• Preclearance is required for Citigroup Common/preferred/convertible equity securities, debt securities, rights, warrants, or options positions,
• Structured or other derivatives based on Citi securities
• Single stock futures based on Citi stock
• Initiation of a Direct-investment programs or share purchase plan of Citi Securities and any subsequent sales
• Personal and charitable gifts of Citi securities
• Sale of Shares awarded through the Capital Accumulation Program
• Exercising of employee stock options
• Sale of an Citi shares obtained through a share purchase plan
• Transfer of ownership of Citi Shares to an account owned by another person
• Transactions in the Citi Stock Fund within the Citi 401(k) plan
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3.4.3.2    Citi Access Persons must request preclearance within COFY prior to trading. If COFY is unavailable preclearance can be sought by using a preclearance form provided by the Cluster/Country ICRM Contacts or Country ICRM Officer.

3.4.3.3 All employees two levels down from the Citi CEO in the reporting hierarchy are required to have their Citi transactions be pre-approved by their supervisor within the request in CoFY
3.4.3.4 Once preclearance is granted for a transaction, it is valid the trading day upon which it is given and the next trading day.
3.4.3.5 Direct reports to the Citi CEO, Citi’s Executive Management Team members, and Section 16 officers must obtain preclearance from Citi’s Chief Legal Officer prior to trading
3.4.3.6 Preclearance is not required for transactions in Fully Managed / Passive Accounts (excluding the Citi CEO and Section 16 officers, who are required to obtain preclearance pursuant to 3.4.3.5)
3.4.4 Annual certification
3.4.4.1 Citi Access Persons will be requested by ICRM on an annual basis to review all of their reportable accounts disclosed in CoFY. They will confirm that all reportable accounts are listed and all information for the accounts are accurate
3.4.4.2 Where CoFY is not available, the annual certification will be conducted by the Cluster/Country ICRM Contact

4 EXECUTION ASSESSMENT
4.1 RISK MANAGEMENT & MANAGER'S CONTROL ASSESSMENT (“MCA”)

4.1.1 The risks addressed by this Standard must be identified, measured, monitored, controlled and reported in accordance with the Enterprise Risk Management Framework. In addition, the processes involved in the execution of this Policy Document must be included in the relevant MCA, to the extent required by, and in accordance with the Control Standard and the Governance, Risk & Compliance & Manager’s Control Assessment Central Procedures or any documents that replace those Policy Documents.

4.2 BREACH REPORTING AND ESCALATION
4.2.1 A breach is any instance of non-compliance with this Standard in the absence of a Waiver or Dispensation. All breaches must be reported and escalated on a timely basis as detailed in the Policy Governance Policy, Policy Governance Standard, the Escalation Policy, and the Global Issues Management Policy.
4.3 DATA GOVERNANCE
4.3.1 Enterprise Data, as defined in the Citi Data Governance Policy (CDGP), must be managed and maintained in compliance with the CDGP, Citi Data Governance Standard (CDGS), and Procedures maintained by Data Leads for your Business or Function. The CDGP and CDGS set forth the requirements for:
•Creation, consumption, usage, and ownership of Enterprise Data.
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•Data quality management, including how to document concerns regarding Enterprise Data quality.
•Data quality controls to meet data consumer requirements.
4.3.2 Data Governance Contacts:
•Questions related to CDGP and CDGS compliance should be directed to your Data Leads (or delegates).
•Questions related to Enterprise Data and Data Quality controls should be directed to the appropriate Data Owner identified in the Operating Facts Manager (OFM) system.
4.4 TRAINING
4.4.1 Training for this Standard is assessed on an annual basis. If needed, training is developed for relevant products, geographies, and functions using a risk-based approach. Any required training that is determined as needed is developed and deployed in accordance with the Global Training Standard or its implementing Policy Documents.

5 ROLES & RESPONSIBILITIES
5.1 RISK ACCOUNTABLE RESPONSIBILITIES
5.1.1 Citi Employees
Employees are required to:
•All employees must understand if the information they have on Citi would be considered MNPI as set forth in section 3.1
•All employees must identify if they are designated as Citi Access Persons within CoFY, as set forth in section 3.1.4
•All employees are prohibited from inappropriately accessing or disseminating MNPI to any other person, within Citi or externally, unless that person has a valid “Need to Know” the information
•All employees are prohibited from trading Citi while in possession of MNPI as set forth in section 3.3.1.1
•All employees are prohibited from “tipping” which is considered sharing Citi MNPI improperly with another person who can misuse it
5.1.2 Citi Access Persons
Citi Access Persons are required to:
•Preclear Trading Activity

•Citi Access Persons must preclear all personal trades (see Section 3.4.3) in Citi securities or related derivatives, as set forth in Section 3.4.3.1) through CoFY or with ICRM (where CoFY is not available)

•Citi Access Persons two levels down from the Citi CEO in the reporting hierarchy are also required to have their Citi transactions be pre-approved by their supervisor within the preclearance request in CoFY

•Comply with Restrictions
•Citi Access Persons are prohibited from trading in Citi securities or related derivatives during the Blackout Periods as set forth in Section 3.3.1.2
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•Citi Access Persons are permitted to trade in Citi securities for investment purposes only and may not engage in prohibited transactions as set forth in Section 3.3.2.1
•Declare and Obtain Approval for Trading Accounts

•Citi Access Persons must promptly notify and obtain approval from ICRM of all trading accounts in which they own or have the power, either directly or indirectly, to affect or influence trading decisions as set forth in Section 3.4.1;

•Citi Access Persons in countries which have established an Electronic Broker Program must maintain their Covered Accounts with an Electronic Broker or a broker
•Provide Statements / Contract Notes

•For accounts that are not subject to the Electronic Broker Program or not held with a Citi In-House Entity (where a direct electronic feed is available to ICRM), Citi Access Persons must provide periodic copies of statements, trade confirmations or the like for all trading activity, as directed by ICRM. ICRM may direct Citi Access Persons to upload these directly to CoFY (where available). For countries not on the CoFY platform, Citi Access Persons must provide these directly to ICRM

•Complete Annual Certification
•Citi Access Persons must confirm on CoFY (where available) or as directed by ICRM, on an annual basis, that the information about their Reportable Accounts on record with ICRM is accurate
5.1.3 Citi Executive Management Team Members and Section 16 Officers
Citi Executive Management Team Members and Section 16 Officers
•Preclear Trading Activity

•Direct reports to the Citi CEO, Citi’s Executive Management Team members, and Section 16 officers must obtain preclearance from Citi’s Chief Legal Officer prior to trading, including in Passive Accounts

•Comply with Restrictions

•Citi’s Executive Management Team members and Section 16 officers are not permitted to obtain loans secured by Citigroup stock, whether at a Citi affiliated or non-Citi affiliated broker dealer, bank or other lender

•Section 16 officers are not permitted to enter into hedging transactions in respect of Citi securities and related derivatives, including securities granted by Citi to the Section 16 Officer as part of his or her compensation and securities purchased or acquired by the Section 16 Officer in a non-compensatory transaction

5.2 SECOND LINE OF DEFENSE
5.2.1 Independent Compliance Risk Management
•Receiving notification of all trading accounts in which a Citi Access Person owns or has the power, either directly or indirectly, to affect or influence trading decisions
•Approving, as appropriate, all accounts maintained outside Citi and the electronic brokers
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•Preclearing, as appropriate, personal trades in certain securities/instruments in Covered Accounts by Citi Access Persons
•Receiving duplicates of monthly statements, trade confirmations or the like for all trading in Covered Accounts by Citi Access Persons
•Sending notifications to all Citi Access Persons regarding the Blackout Period

6 REFERENCED POLICY DOCUMENTS
6.1 The following documents set forth requirements for the implementation of this Standard:
6.2 Other Policy Documents referenced in this Standard include:
6.1.1 Framework
6.1.2 Policies
• Personal Trading and Investment Policy
• Insider Trading Policy
• Code of Conduct
6.1.3 Standards
6.1.4 Procedures

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